     THIS ANNOUNCEMENT IS NEITHER AN OFFER TO PURCHASE NOR A SOLICITATION OF AN OFFER TO SELL SHARES (AS DEFINED BELOW). THE OFFER (AS DEFINED BELOW) IS MADE SOLELY BY THE OFFER TO PURCHASE DATED JUNE 9, 1999 (THE "OFFER TO PURCHASE") AND THE RELATED LETTER OF TRANSMITTAL (WHICH TOGETHER CONSTITUTE THE "OFFER") AND IS BEING MADE TO ALL HOLDERS OF SHARES. THE PURCHASER (AS DEFINED BELOW) IS NOT AWARE OF ANY STATE WHERE THE MAKING OF THE OFFER IS PROHIBITED BY ADMINISTRATIVE OR JUDICIAL ACTION PURSUANT TO ANY VALID STATE STATUTE. IF THE PURCHASER BECOMES AWARE OF ANY VALID STATE STATUTE PROHIBITING THE MAKING OF THE OFFER OR THE ACCEPTANCE OF SHARES PURSUANT THERETO, THE PURCHASER WILL MAKE A GOOD FAITH EFFORT TO COMPLY WITH SUCH STATE STATUTE. IF, AFTER SUCH GOOD FAITH EFFORT, THE PURCHASER CANNOT COMPLY WITH SUCH STATE STATUTE, THE OFFER WILL NOT BE MADE TO (NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF) THE HOLDERS OF SHARES IN SUCH STATE. IN ANY JURISDICTION WHERE SECURITIES, BLUE SKY OR OTHER LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER WILL BE DEEMED TO BE MADE ON BEHALF OF THE PURCHASER BY ONE OR MORE REGISTERED BROKERS OR DEALERS LICENSED UNDER THE LAWS OF SUCH JURISDICTION.



                        NOTICE OF OFFER TO PURCHASE FOR CASH
                       ALL OUTSTANDING SHARES OF COMMON STOCK
            (INCLUDING THE ASSOCIATED PREFERRED SHARES PURCHASE RIGHTS)
                                         OF

                               METRA BIOSYSTEMS, INC.

                                         BY

                            MBS ACQUISITION CORPORATION
                             A WHOLLY-OWNED SUBSIDIARY
                                         OF

                                 QUIDEL CORPORATION
                                         AT

                                $1.78 NET PER SHARE



     MBS Acquisition Corporation (the "Purchaser"), a Delaware corporation and a wholly-owned subsidiary of Quidel Corporation, a Delaware corporation ("Parent"), is offering to purchase all outstanding shares of common stock, par value $0.001 per share (the "Common Stock"), of Metra Biosystems, Inc., a California corporation (the "Company"), including the associated preferred shares purchase rights (the "Rights" and, together with the Common Stock, the "Shares") of the Company, at a price of $1.78 per Share net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated June 9, 1999 (the "Offer to Purchase"), and the related Letter of Transmittal (which together constitute the "Offer").


--------------------------------------------------------------------------------
            THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M.,
  NEW YORK CITY TIME, ON THURSDAY, JULY 8, 1999, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

     The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of June 4, 1999, by and among Parent, the Purchaser and the Company (the "Merger Agreement") pursuant to which, following the consummation of the Offer and the satisfaction of certain conditions, the Purchaser will be merged with and into the Company (the "Merger"), with the Company continuing as the surviving corporation. On the effective date of the Merger, each outstanding Share (other than any Shares held by Parent, the Purchaser, any wholly-owned subsidiary of Parent or the Purchaser, in the treasury of the Company or by any wholly-owned subsidiary of the Company, which shares will be canceled with no payment being made with respect thereto and other than Shares, if any, held by shareholders who perfect their appraisal rights under California law) will by virtue of the Merger and without any action by the holder thereof be converted into the right to receive an amount equal to $1.78 in cash, without interest.

     THE BOARD OF DIRECTORS OF THE COMPANY UNANIMOUSLY (EXCEPT FOR A DIRECTOR OF THE COMPANY WHO IS ALSO A DIRECTOR OF PARENT AND, ACCORDINGLY, DID NOT VOTE) HAS DETERMINED THAT THE OFFER AND THE MERGER ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND ITS SHAREHOLDERS, HAS APPROVED THE OFFER AND ADOPTED THE MERGER AGREEMENT AND RECOMMENDS ACCEPTANCE OF THE OFFER BY THE COMPANY'S SHAREHOLDERS.

     The Offer is conditioned upon, among other things, Shares representing at least ninety percent (90%) of the total number of outstanding Shares being validly tendered and not properly withdrawn prior to the expiration date for the Offer (the "Minimum Condition") and certain other conditions. See Section 14 of the Offer to Purchase.

     In the event that the Minimum Condition is not satisfied on the initial expiration date, the Purchaser may elect to extend the Offer and may waive the Minimum Condition and amend the Offer to reduce the number of Shares subject to the Offer to the number of Shares that, when added to the Shares then owned by the Purchaser, will equal 49.99% of the Shares then outstanding (the "Revised Minimum Number"). If a greater number of Shares is tendered into the Offer and not withdrawn, the Purchaser may elect to purchase, on a pro rata basis, the Revised Minimum Number of Shares.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not withdrawn as, if and when the Purchaser gives oral or written notice to American Stock Transfer & Trust Company, as depositary (the "Depositary"), of the Purchaser's acceptance of such Shares for payment pursuant to the Offer. In all cases, upon the terms and subject to the conditions of the Offer, payment for Shares purchased pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payment from the Purchaser and transmitting payment to validly tendering shareholders. Under no circumstances will interest on the purchase price for Shares be paid by the Purchaser. In all cases, payment for shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (1) certificates representing Shares (the "Share Certificates") for such Shares or timely confirmation of the book-entry transfer of such Shares into the Depositary's account at The Depository Trust Company, (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in
Section 3 of the Offer to Purchase, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined in the Offer to Purchase) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal.

     The Purchaser expressly reserves the right, in its sole discretion (subject to the terms and conditions of the Merger Agreement), at any time and from time to time, to extend the period during which the Offer is open for any reason, including the existence of any of the conditions specified in Section 14 of the Offer to Purchase, by giving oral or written notice of such extension to the Depositary. Any extension will be followed as promptly as practicable by public announcement thereof, and such announcement will be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date (as defined below).

     Tenders of Shares made pursuant to the Offer are irrevocable, except that Shares tendered pursuant to the Offer may be withdrawn at any time on or prior to the Expiration Date and, unless theretofore accepted for payment as provided in the Offer to Purchase, may also be withdrawn at any time after August 4, 1999 (or such later date as may apply in the case that the Offer is extended). The term "Expiration Date" means 5:00 p.m., New York City time, on Thursday, July 8, 1999, unless and until the Purchaser, subject to the terms of the Merger Agreement, has further extended the period of time for which the Offer is open, in which event the term "Expiration Date" will mean the time and date at which the Offer, as so extended by the Purchaser, will expire. In order for a withdrawal to be effective, a written or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover of the Offer to Purchase. Any notice of withdrawal must specify the name of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn, and if Share Certificates have been tendered by a person other than the registered holder, the name of the registered holder of the Shares as set forth in the Share Certificate. If Share Certificates have been delivered or otherwise identified to the Depositary, then before the physical release of such certificate, the tendering shareholder must submit the serial numbers shown on the particular certificates evidencing the Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by a firm that is a bank, broker, dealer, credit union, savings association or other entity which is a member in good standing of the Securities Transfer Agents Medallion Program (an "Eligible Institution"), except in the case of Shares tendered for the account of an Eligible Institution. If Shares have been tendered pursuant to the procedures for book-entry transfer set forth in Section 3 of the Offer to Purchase, the notice of withdrawal must specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares, in which case a notice of withdrawal will be effective if delivered to the Depositary by any method of delivery described in this paragraph. All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. Any Shares properly withdrawn will be deemed not validly tendered for purposes of the Offer, but may be tendered at any subsequent time prior to the Expiration Date by following any of the procedures described in Section 3 of the Offer to Purchase.

     The information required to be disclosed pursuant to Rule 14d-6(e)(1)(vii) of the General Rules and Regulations under the Securities Exchange Act of 1934 is contained in the Offer to Purchase, and is incorporated herein by reference.

     The Company is providing the Purchaser with the Company's shareholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. The Offer to Purchase and the related Letter of Transmittal and, if required, other relevant materials will be mailed to record holders of Shares and will be furnished to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the shareholder list or who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Shares.

     THE OFFER TO PURCHASE AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

     Questions and requests for assistance may be directed to the Beacon Hill Partners, Inc., as Information Agent (the "Information Agent"), at the address and telephone number listed below. Additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained at the Purchaser's expense from the Information Agent or from brokers, dealers, commercial banks and trust companies. Neither Parent nor the Purchaser will pay any fees or commissions to any broker, dealer or other person for soliciting tenders of Shares pursuant to the Offer.

                      THE INFORMATION AGENT FOR THE OFFER IS:

                        [LOGO OF BEACON HILL PARTNERS, INC.]


                                  90 Broad Street
                              New York, New York 10004

                   Banks and Brokers Call Collect (212) 843-8500
                      All Others Call Toll Free (800) 350-6580

                        THE DEALER MANAGER FOR THE OFFER IS:

                        [LOGO OF FIRST SECURITY VAN KASPER]


                        10877 Wilshire Boulevard, Suite 1700
                           Los Angeles, California  90024

                                   (800) 225-8552

     June 9, 1999